Exhibit 99.B(g)(4)

SEI                                                    New ways.

                                                                             New Answers.

Global Custody Services and Charges

for

SEI Institutional Investments Trust

Effective June 26, 2018

Brown Brothers Harriman & Co.                                                                            I Schedule of Global Services & Charges

I.Global Custody Charges	3
Safekeeping & Transaction Charges	3
Additional Transaction Charges	5
Transaction Surcharges	5
Direct Debit Charges	6
Relationship Discounts	6
II.Registration Documentation Completion Service	7
III.Overdraft Interest Charges	8
IV.Out of Pocket Expenses	8
V.Billing	8

I.                                        Global Custody Charges

Safekeeping & Transaction Charges

The annual basis point charges are applied monthly to the settled positions as reflected on BBH’s custody system at month end.

In addition to safekeeping, the asset charge covers the registrations of shares in BBH’s nominee name, timely notification of corporate action information, and corporate action related cash processing (e.g. dividend and interest collections). The asset charge does not include transaction charges related to corporate actions transactions. Transaction charges are discussed in the paragraph below.

Transaction charges are applied to straight through processed (STP) transactions, including corporate action related security movements, in the applicable markets. Non-STP transactions will incur a surcharge as indicated under transaction surcharges. Other specialized processing will be charged as indicated under Additional Transaction Charges.

Fees for additional markets will be discussed and agreed upon prior to investment.

[Table Redacted]

[Table Redacted]

NOTE:

(I) Unpriced fixed income instruments are valued at par.

(2) Unpriced asset hacked instruments are valued at current face.

(3) Transaction charge is assessed per partial settlement.

(4) Securities lending related movements are charged at the relevant transaction rates per market.

(5) US is defined as DTC, FRB, and NY Vault held assets.

(6) Assets held ant ctv incur transactions and asset charges at the US market rate.

Additional Transaction Charges

The transaction charges are applicable to specialized processing

[Table Redacted]

Transaction Surcharges

The transaction surcharges are applied over and above the STP transaction charges.

[Table Redacted]

NOTE:

(7) For settlement transactions to he automated, instructions must he received by properly fin-matted SUIT industry standard messages (excluding MT599 messages) or via BBH proprietary communication systeM.

(8)    Repaired instructions surcharges are applied to incomplete and/or missing market settlement Mfin-mation. Trade enrichment for PSET (Place of Settlement) and Local ID are considered repair items

(9) Repaired Trade surcharge are only applied to client instruction issues only.

Direct Debit Charges

The additional transaction charges are assessed directly to the agreed upon account at the time of transaction. These items will not appear on your monthly invoice

[Table Redacted]

Relationship Discounts

The following additional discounts will apply based on the aggregation of assets across: SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Global Master Fund plc, SEI Global Assets Fund plc, SEI Global Investments Fund plc, New Covenant Funds, SEI Structured Credit Fund LP, SEI Advisor Managed Trust, SEI Investments (Europe) Limited and SEI Investments Distribution Co.

[Table Redacted]

[Table Redacted]

II.                         Registration Document Completion Service

Fees quoted are per account and per registration event. Events include account opening, name changes, conversions, mergers, market specific licensing renewals, and other events as agreed upon by both parties. Markets are categorized by tiers depending on complexity as defined by BBH. Fee will be based upon completion of the registration event. The list of markets in each tier is listed in Appendix A of this addendum.

[Table Redacted]

Ancillary Services will be charged per document.

[Table Redacted]

Fees mandated by a market are not included

in BBH’s pricing. These may include, but are not limited to, licenses, depository charges, tax ID issuance, and translation.

Appendix A: List of Markets by Tier

This list may be revised by BBH from time to time based on changing requirements of documentation per market

[Table Redacted]

Overdraft Interest Charges

BBH charges USD overdrafts using 30 day LIBOR as the rate basis, plus a standard Overdraft basis point spread in the table below.

Non USD overdraft interest is calculated at the BBH Base Rate plus a standard Overdraft basis point spread in the table below.

[Table Redacted]

BBH Base Rates are set daily reflecting BBH’s effective trading rate in the local money markets on each day. In those markets where a true money market rate is not available, or is not reflective of the market, the BBH Treasury Group sets overdraft rates on a market-by-market basis, taking into consideration market standards and conditions.

Overdraft interest accrues daily and posts monthly to the agreed upon account on the last day of the month with next day funds based on adjusted available balances.

IV.                               Out of Pocket Expenses

Out-of-pocket expenses may include, but are not limited to, postage, courier and overnight mail charges, telephone and telecommunication charges, including fax charges, duplicating charges including those relating to filings with federal and state regulatory authorities and Board meeting materials, forms and supplies including those relating to Board meeting materials, certain filings with federal and/or state regulatory filings, customized computer programming requests, charges for organizing documents, pricing service charges, record retention, reproduction, retrieval and destruction costs, locally mandated charges, subcustodian communications expenses, telex expenses, audit reporting expenses, direct expenses such as tax reclaims, stamp duties, foreign investor registration, commissions, dividend and income collection charges, proxy charges when the agent is not in the U.S., taxes, certificate fees, special handling, transfer, withdrawal, Euroclear deposit and withdrawal charges, holding charges, lifting fees and inquiry fees from correspondents and registration fees, and other expenses as agreed to by the parties from time to time would be applied to your account.

V.                                    Billing

Fees are payable on a monthly basis in US Dollars.

BBH will automatically debit the agreed upon account, specified in the direct debit authorization letter for the invoiced amount.

Accepted and agreed:

Fee Schedule Effective Date: June 26, 2018
SEI Institutional Investment Trust
By:	/s/Stephen G. MacRae
Name:	Stephen G. MacRae
Date:	6/26/18

Brown Brothers Harriman & Co.
By:	/s/Elizabeth E. Prickett
Name:	Elizabeth E. Prickett
Date:	7/12/18